Exhibit (d)(19)(vi)

AMENDMENT TO SUB-ADVISORY BETWEEN

TRANSAMERICA ASSET MANAGEMENT, INC. AND

PINEBRIDGE INVESTMENTS LLC

THIS AMENDMENT is made as of March 1, 2023 to the Sub-Advisory Agreement dated March 1, 2014 (the “Agreement”) between Transamerica Asset Management, Inc. (the “Investment Adviser”) and PineBridge Investments LLC (the “Sub-Adviser”). In consideration of the mutual covenants contained herein, the parties agree as follows:

Schedule A to the Agreement is hereby deleted and replaced in its entirety with the attached revised Schedule A, and all references in the Agreement to Schedule A shall be deemed to refer to the attached Schedule A.

In all other respects, the Sub-Advisory Agreement dated March 1, 2014 is confirmed and remains in full force and effect.

TRANSAMERICA ASSET MANAGEMENT, INC.

By:
Name:	Christopher A. Staples
Title:	Senior Vice President

PINEBRIDGE INVESTMENTS LLC

By:
Name:	Michael J. Kelly
Title:	Managing Director, Global Head of Multi-Asset

Schedule A

Fund	Investment Sub-advisory Fee*

Transamerica Inflation Opportunities **	0.15% of the first $250 million; 0.10% over $ 250 million up to $1 billion; 0.08% in excess of $1 billion

Transamerica Inflation-Protected Securities	.15% of the first $100 million .10% over $100 million and up to $250 million .05% over $250 million

Transamerica Large Core ESG (formerly, Transamerica Large Core)***	.10% of the first $250 million; .09% over $250 and up to $500 million; .08% over $500 million

Transamerica Large Value Opportunities***	.10% of the first $250 million; .09% over $250 and up to $500 million; .08% over $500 million

Transamerica Unconstrained Bond	0.25% of the first $1 billion; 0.245% over $1 billion up to $2 billion; 0.24% in excess of $2 billion

*	As a percentage of average daily net assets on an annual basis.
**

The average daily net assets for the purpose of calculating sub-advisory fees will be determined based on the aggregate average daily net assets of Transamerica Inflation Opportunities, a series of the Trust and Transamerica PineBridge Inflation Opportunities VP, a series of Transamerica Series Trust.

***

The average daily net assets for the purpose of calculating sub-advisory fees will be determined based on the aggregate average daily net assets of Transamerica Large Core ESG (formerly, Transamerica Large Core) and Transamerica Large Value Opportunities, each a series of the Trust.